SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934



Date of Report (Date of earliest event reported)    July 8, 1996



                     GOLDEN POULTRY COMPANY, INC.
      (Exact name of registrant as specified in its charter)



     GEORGIA               0-14960              58-1492075
   (State or other       (Commission         (I.R.S. Employer
     jurisdiction        File Number)        Identification No.)
   of incorporation)



 244 Perimeter Center Parkway, N.E., Atlanta, Georgia    30346
   (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code (770) 393-5050



                               N/A
  (Former name or former address, if changed since last report.)
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Item 5.   Other Events

          In January 1993, certain Alabama member patrons of Gold Kist Inc. filed a lawsuit in the Circuit Court of Jefferson County, Alabama, Tenth Judicial Circuit against the Company and Gold Kist Inc. and certain directors and officers of the companies. (Ronald Pete Windham and Windham Enterprises, Inc. on their behalf and on behalf of and for the use and benefit of Gold Kist Inc. and its shareholders/members vs. Harold O. Chitwood, individually in his capacity as an officer of Gold Kist and a Director of Golden Poultry; et al). The lawsuit alleges that the named defendants violated their fiduciary duties by diverting corporate opportunities from Gold Kist to the Company and Carolina Golden Products Company in connection with the creation of the Company and Carolina Golden Products Company and by permitting their continued operations. Among the remedies requested are the transfer of the Company's operations to Gold Kist. In March 1994, the Court certified the Windham litigation as a class action. In September 1995, the Company and Carolina Golden Products Company were dismissed from the litigation. On October 25, 1995, the jury in the Windham case returned verdicts in favor of the plaintiffs in the litigation. On July 2, 1996, the Jefferson County, Alabama Circuit Court Judge entered an Order in the case directing Gold Kist to acquire the approximately 27% of Company shares currently owned by investors so that all of the issued and outstanding stock of the Company becomes owned by Gold Kist or a wholly owned subsidiary, either through a merger or a tender offer for the minority shares of Company stock outstanding. Approximately 3,920,000 shares are owned by the minority shareholders. The Court denied the plaintiffs' demands for additional allocations and cash distributions to the class members. The Order will not be final until the Court awards plaintiffs' attorneys fees. A hearing on the fees has been set for July 18, 1996. After the Order becomes final and non-appealable, Gold Kist has 90 days to negotiate the terms of a merger, if possible, and 120 days after that to complete the merger or tender offer. After the Order becomes final, all parties have 30 days in which to file an appeal which could have the effect of staying the Court's Order pending the outcome of the appeals.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   GOLDEN POULTRY COMPANY, INC.
                                           (Registrant)


______________________             _____________________________
       (Date)                           Kenneth N. Whitmire
                                      Chief Executive Officer
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